EXECUTION VERSION

Exhibit 99.2

MOGUL ENERGY INTERNATIONAL, INC.
ANNOUNCES NEW BOARD AND MANAGEMENT APPOINTMENTMENTS AND ITS NEW BUSINESS STRATEGY

Seattle, April 14, 2010- Mogul Energy International, Inc. (“Mogul”) (OTCBB:MGUY), Mogul Energy International, Inc. (MGUY: OTCBB; FSE:BKX) announced it has appointed a new director, Mr. Gary Countryman and as Executive Vice President, Mr. Tim Turner effective April 14, 2010.  New management will be leading a new direction in Mogul Energy business operations, utilizing their experience in implementing, promoting and developing new oil and gas technologies in addition to development and exploration operations.

Mr. Gary Countryman earned his B.S. and M.S. in Petroleum Engineering from the University of California and his S.M. Management from the Massachusetts Institute of Technology.  Mr. Countryman has thirty years’ experience in the oil and gas industry including Manager of Operations for Conoco, Inc. where he was employed for 26 years and more recently as a consulting petroleum engineer.   Mr. Countryman has supervised due diligence and evaluation of oil and gas properties valued at over $200 million USD both for purchase and sale.  He is also credited for reducing costs and increasing production on properties for Conoco Inc. in Dubai, in Egypt for Geisum Oil Company and in the United States of America for Greenhill Petroleum.

Mr. Tim Turner received his undergraduate degree in Petroleum Land Management from the University of Texas at Austin in 1980. Prior, to his appointment with Mogul Energy, Tim Turner was a Principal Partner of Tim Turner & Associates, LLC, an oil and gas exploration and production business development and land services company.  Mr. Turner has twenty-nine years of varied experience in the oil and gas industry establishing and maintaining productive business relationships with partners; negotiating complex joint venture agreements; overseeing all business partner operations, negotiating legal agreements (involving acquisitions, title conflicts, eminent domain issues and the disposition of assets); and preparing long-range and short-term business plans, revenue forecasts, cost projections.  Mr. Turner began his career with Exxon Company, USA in New Orleans, Louisiana.  In his many supervisory positions, he supervised all land related negotiations on dozens of Exxon operated fields comprising of hundreds of wells and thousands of separate property files.  Mr. Turner was a very active member of the American Association of Professional Landmen, having served on the Board for many years.